Exhibit 99.1

Pharma-Bio Serv Announces Results for the Year Ended October 31, 2020

February 1, 2021

DORADO, PUERTO RICO / ACCESSWIRE / February 1, 2021 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB: PBSV), is a compliance, project management and technology transfer support consulting firm. The Company, which provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced that revenues for the year ended October 31, 2020 were $21.6 million, an increase of $2.1 million, or 10.8%, when compared to last year.

Net income for the year ended October 31, 2020 was approximately $2.1 million, which is comparable to net income reported by the Company last year.

“We are pleased with the results obtained for 2020 as they reflect our efforts supporting our clients and employees, even during these challenging times, and as we continue to pursue additional growth opportunities for the Company,” said Victor Sanchez, CEO of Pharma-Bio Serv, Inc.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is headquartered in Puerto Rico, servicing the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This earnings announcement contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, including any impacts of the coronavirus (COVID-19) pandemic, and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2020, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta
Chief Financial Officer
787 278 2709

SOURCE: Pharma-Bio Serv, Inc.